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                                                                     EXHIBIT 4.2

The Chase Manhattan Bank
4 New York Plaza, 6th Floor
New York, NY 10004


September 17, 1997


John Nuveen & Company
333 West Wacker Drive
Chicago, IL 60606


Re:  Nuveen Unit Trust, Series 6
    Nuveen-Standard & Poor's Quality Equity Portfolio, Series 3,
    September 1997


Dear Sirs:


The Chase Manhattan Bank is acting as Evaluator for the series of Nuveen Unit Trust set forth above (the "Trust"). We enclose a list of the Securities to be deposited in the Trust on the date hereof. The prices indicated therein reflect our evaluation of such Securities as of the close of business on September 16, 1997 in accordance with the valuation method set forth in the Standard Terms and Conditions of Trust for Nuveen Unit Trust Series 4 and subsequent. We consent to the reference to The Chase Manhattan Bank as the party performing the evaluations of the Trust Securities in the Registration Statement (No. 333-34615) filed with the Securities And Exchange Commission with respect to the registration of the sale of the Trust Units and to the filing of this consent as an exhibit thereto.


Very Truly Yours,

/s/  Timothy Kelley
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                                    Timothy Kelley
                                    Second Vice President